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                                                                       EXHIBIT 5




                                                               December 16, 1998



Insight Enterprises, Inc.
6820 South Harl Avenue
Tempe, Arizona 85283

         RE: INSIGHT ENTERPRISES, INC. 1998 LONG-TERM INCENTIVE PLAN INSIGHT ENTERPRISES, INC. 1998 OFFICER RESTRICTED STOCK PLAN INSIGHT ENTERPRISES, INC. 1998 EMPLOYEE RESTRICTED STOCK PLAN

Ladies and Gentlemen:

         We have acted as counsel to Insight Enterprises, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 1,875,000 shares of its Common Stock, $.01 par value (the "Shares"), issuable pursuant to the Company's 1998 Long-Term Incentive Plan, the 1998 Officer Restricted Stock Plan, and the 1998 Employee Restricted Stock Plan (collectively, the "Plans").

         In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Amended and Restated Certificate of Incorporation and the Bylaws of the Company.

         Based upon the foregoing, we are of the opinion that:

                  i. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

                  ii. The Shares, when issued and sold in accordance with the terms of the Plans, will be validly issued, fully paid, and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Snell & Wilmer L.L.P.